EXHIBIT 10.4

TWELFTH AMENDMENT

TO THE

ZIONS BANCORPORATION PAYSHELTER 401(k) AND

EMPLOYEE STOCK OWNERSHIP PLAN

(Allocation of Forfeitures of Non-elective Contributions)

This Twelfth Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 25th day of June, 2010, by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore established the Plan, which has been amended and restated in its entirety effective for the plan year commencing on January 1, 2003, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Employer desires to amend the Plan to provide for the clear application and allocation of forfeitures from the Employer Non-Elective Contribution Account in the Plan;

NOW THEREFORE, in consideration of the foregoing premises the Committee, for and on behalf of the Employer, adopts the following amendments to the Plan (amended language is marked in bold italics):

1. Section 11.07 is amended to read as follows:

11.07 Occurrence and Disposition of Forfeitures:

(a)	Forfeiture of the Participant’s non-vested interest in his or her Employer Non-Elective Contribution Account shall occur:

(i)	In the case of a Participant who receives a lump sum distribution of his or her Vested Interest on account of Termination of Employment, on the day the Participant receives the distribution.

(ii)	In the case of a Participant who has a Vested Interest derived from Employer Contributions (which for this purpose shall include Elective Deferral Contributions) and does not receive a total distribution of such Vested Interest, on the last day of the Plan Year in which the Participant incurs five consecutive One Year Breaks in Service.

(iii)	In the case of a Participant who has no Vested Interest derived from Employer Contributions (which for this purpose shall include Elective Deferral Contributions), regardless of the sub-Account to which the Employer Contributions have been allocated, on the day the Participant incurs the Termination of Employment.

Non-vested interests of terminated Participants shall be held by the Trustee in the respective Accounts of the Participant until the date determined above and shall then be forfeited by the Participant and used or allocated in accordance with this Section.

(b)	Amounts forfeited by terminated Participants from their Employer Non-Elective Contribution Accounts, if not used first to restore Accounts under Sections 11.10 and 23.11, shall be used to reduce the amount of the Employer’s Non-Elective Contribution otherwise made pursuant to Section 5.07 for the Plan Year. In the event the Employer does not make a Non-Elective Contribution for the Plan Year, then the amounts forfeited shall be used at the Employer’s election:

(i)	to offset costs and expenses of Plan administration (to the extent and in the manner permitted under Section 14.06),

(ii)	as the sole Employer Non-Elective Contribution for the Plan Year and allocated in accordance with Section 6.02(c),

(iii)	to reduce the amount of the Employer’s Matching Contribution for the Plan year, or

(iv)	any combination of the foregoing.

(c)	To the extent possible, the Plan Administrator must forfeit from a Participant’s General Investments Account before making a forfeiture from his or her Employer Securities Account.

2. Section 23.11 is amended to read as follows:

23.11 Missing Persons: Notwithstanding any provision in this Plan and Trust to the contrary, if the Plan Administrator is unable to locate any Inactive Participant who has incurred a Termination of Employment and is entitled to benefits under this Plan within three (3)years of the date he becomes entitled to a distribution from the Trust Fund, any amounts being held for his behalf shall be forfeited as of the last day of the Plan Year which contains the third anniversary of the date of his distribution entitlement. The forfeited amounts shall be applied as provided in Section 11.07(b). The Plan Administrator shall proceed with due diligence in attempting to locate any Former Participant. In the Plan Administrator’s sole discretion, due diligence may include any or all of the following actions:

(a)	inquiry of any Beneficiary or Alternate Payee of the Inactive Participant whose names and addresses are known to the Plan Administrator;

(b)	use of the Internal Revenue Service letter forwarding program under Rev. Rul. 94-22;

(c)	use of a commercial locator service; or

(d)	use of the Social Security Administration search program.

In no event shall a forfeiture occur until the Plan Administrator has mailed the Inactive Participant a notice of the benefits and the provisions of this section to his last known address, via U.S. Mail postage prepaid, return receipt requested.

If the Inactive Participant is located subsequent to such forfeiture, the forfeited amount shall be reinstated and the Inactive Participant shall receive a distribution of his Vested Interest in accordance with the provisions of the Plan.

3. This Twelfth Amendment shall be effective January 1, 2008, and for all Plan Years commencing on and after that date. In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee has caused this Twelfth Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By:	/s/ Diana M. Andersen
Its:	Senior VP & Director of Corporate Benefits

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